Meeder Funds
Funds Administration Agreement

This Amended and Restated Funds Administration Agreement (“Agreement”) is made on this 21st day of September, 2017, by and between Meeder Funds (“Trust”), a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, and Mutual Funds Service Co. (“Administrator”), a corporation organized and existing under the laws of the State of Ohio.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as an open-end investment company authorized to issue shares of beneficial interest (“Shares”) in separate series (“Funds”), each of which may be further divided into separate classes of shares (“Classes”); and

WHEREAS, the Trust wishes to appoint Administrator for the purpose of carrying out certain administrative, accounting, and recordkeeping services for the Funds; and

WHEREAS, Administrator accepts such appointment and agrees to act in such capacities within the terms of this Agreement; and

WHEREAS, the parties wish to amend and restate in their entirety all prior agreements between the Trust and Administrator for administration and accounting services.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Scope of Services. The Trust hereby appoints Administrator to provide administration, accounting and recordkeeping services for the Trust and each of its Funds as set forth in Schedule A to this Agreement upon the terms and conditions set forth herein.

2. Delegation by Administrator. Administrator may delegate any or all of its obligations to one or more entities or persons; provided, however, that Administrator shall not make any such delegation unless the Trust shall have approved such delegation; that Administrator shall pay any and all costs of services otherwise assigned to Administrator by this Agreement; and that Administrator shall be as fully responsible for the acts and omissions of the entity or person to whom Administrator has made such delegation as it would be for its own acts or omissions.

3. Fees and Expenses. In exchange for the services performed under this Agreement, the Trust shall pay the following fees and expenses.

(a)	Fees. The Trust shall pay Administrator fees as set forth in Schedule B.

(b)
Expenses of Administrator. Administrator shall pay the entire salaries and wages of such officers and employees it may engage to carry out services under this Agreement together with provision of necessary office space, equipment, supplies, utility services and other ordinary office expenses.

(c)
Expenses of Trust. The Trust shall separately bear the following expenses: (i) compensation paid to disinterested trustees not associated with Administrator or its affiliates; (ii) expenses for independent or outside legal counsel for the Trust or its trustees; (iii) compensation paid for the Funds’ chief compliance officer; (iv) expenses reasonably incurred by the disinterested trustees, independent legal counsel or chief compliance officer for education, travel or otherwise in connection with their service on behalf of the Trust; (v) the allocable portion of membership dues for organizations in which the Funds, trustees, independent legal counsel or chief compliance officer are members; (vi) printing and delivery of materials in connection with meetings of the Funds’ trustees; (vii) fees and expenses of the Funds' independent auditors; (viii) insurance and fidelity bond premiums allocable to the Trust, the Funds or the trustees; (ix) fees and expenses of the Funds’ custodian; (x) transfer agency fees and expenses; (xi) advisory fees; (xii) brokerage expenses; (xiii) expenses relating to the offering, issuance, registration and qualification of Shares of the Funds; (xiv) fees and expenses of preparing, printing and mailing reports, notices, and proxy statements to investors and governmental regulators; (xv) securities pricing data and expenses in connection with electronic filings with the U.S. Securities & Exchange Commission (“SEC”); (xvi) additional expenses incurred by Administrator in connection with any audit of the funds outside of a normal and periodic review; (xvii) governmental fees, charges or taxes; (xviii) interest; and (xix) any other out of pocket expense incurred by the Funds at the direction or approval of the disinterested trustees and outside the normal and customary duties of the Adviser.

4. Accounts and Records. The accounts and records maintained by Administrator on behalf of the Trust shall be the property of the Trust. Administrator shall prepare, maintain and preserve such accounts and records as required under applicable securities laws, rules and regulations. Administrator shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. Administrator shall assist the Trust in any requested review of the Trust’s accounts, records and reports that may be made by auditors or regulatory bodies.

5. Anti-Money Laundering. The Trust hereby delegates to Administrator certain duties and responsibilities in connection with the compliance with the USA PATRIOT Act of 2001 and the Bank Secrecy Act during the course of Administrator’s duties under this Agreement:

(a)
Administrator shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by Administrator with any broker-dealer or other financial intermediary that is authorized to effect transactions in Shares of the Funds.

(b)
Administrator shall implement policies and procedures reasonably designed to carry out the Funds’ obligations under anti-money laundering laws and regulations with respect to activities undertaken by Administrator.

(c)
Administrator hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Administrator will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

6. Compliance with Applicable Rules and Regulations. In carrying out its responsibilities under this Agreement, Administrator shall comply with all applicable requirements of the Investment Company Act of 1940 (“1940 Act”) and other applicable laws, rules, regulations, orders.

7. Administrator Compliance Program. Administrator shall comply with the Trust’s policies and procedures and code of ethics, as they are amended from time to time. Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws as defined in Rule 38a-1 under the 1940 Act with respect to the services provided, and shall provide the Trust with copies of such policies and a certification to that effect no less often than annually and as reasonably requested by the Trust. Administrator shall notify the Trust of any exam, regulatory complaint or notice of investigation by any securities regulator or self-regulatory organization concerning the business of the Trust or Administrator.

8. Business Interruption Plan. Administrator, by and through its affiliated companies, shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Administrator shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

9. Data Protection and Cybersecurity. Administrator, by and through its affiliated companies, shall maintain and implement an information security program reasonably designed to safeguard the personal information of the Funds’ shareholders that Administrator receives, stores, maintains or processes in connection with the provision of services under this Agreement. The program will include written policies and procedures, systems and training relating to identity theft, fraud, data protection, business continuity and disruptions of service.

10. Confidential Information. Administrator shall comply with all laws, rules and regulations relating to the privacy, confidentiality and the handling of personal financial information acquired in connection with this Agreement, including but not limited to the Graham-Leach-Bliley Act, SEC Regulation S-P and any other applicable state or federal privacy laws. Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Funds, its current and former shareholders. Information regarding individuals that is acquired by Administrator in connection with the performance of this Agreement shall be protected under Regulation S-P of the Gramm-Leach-Bliley Act. Administrator will keep such information confidential in accordance with the terms of its Privacy Policy and will not disclose any such information except as permitted by law.

11. Proprietary Information. Databases, computer programs and other intellectual property furnished by Administrator in carrying out its duties under the Agreement may constitute copyrighted, trade secret, or other proprietary information (“Proprietary Information”) of substantial value to Administrator or a third-party vendor. In no event shall Proprietary Information be deemed information belonging to shareholders of the Funds or the Trust. The Trust agrees to treat all Proprietary Information as proprietary to Administrator further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder.

12. Reliance. Administrator may rely upon the directions of the Trust’s Board of Trustees and upon statements of the Trust's accountants, attorneys and other persons believed by it in good faith to be expert in matters upon which they are consulted, and Administrator shall not be liable for any actions taken in good faith upon such statements.

13. Non-Exclusivity. The services of Administrator to the Fund are not to be deemed to be exclusive and Administrator is free to render administrative services to other parties.

14. Representations of Administrator. Administrator represents and warrants to the Trust that:

(a)	It is a corporation duly organized and existing in good standing under the laws of Ohio; and

(b)	It is duly qualified to perform the duties under this Agreement and has access to facilities, personnel and equipment necessary to perform those tasks; and

(c)	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

15. Representations of the Trust. The Trust represents and warrants to Administrator that:

(a)	It is a business trust duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts; and

(b)	The Trust is registered under the 1940 Act as an open-end management investment company; and

(c)
A registration statement under the Securities Act of 1933, as amended (the “Securities Act”), is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale; and

(d)	The Trust is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

16. Indemnification.

(a)
The Trust shall indemnify and hold harmless Administrator and its trustees, officers and administrators from and against any and all claims, losses, damages, penalties, costs, charges, reasonable counsel fees or expenses incurred by or assessed against Administrator in connection with the performance of this Agreement, except as such may result from Administrator’s own negligent action, omission or willful misconduct.

(b)
Administrator shall indemnify and hold harmless the Trust and its trustees, officers and administrators from and against any and all claims, losses, damages, penalties, costs, charges, reasonable counsel fees or expenses incurred by or assessed against the Trust and directly attributable to any action or failure of Administrator to act as a result of Administrator’s negligence or willful misconduct in the performance of its services hereunder, or a breach of the terms of the Agreement by Administrator.

17. Standard of Care. Administrator shall at all times act in good faith in the performance of all services performed under this Agreement, but assumes no responsibility for loss or damages due to errors not caused by its own negligence or willful misconduct, or that of its employees.

18. Term and Termination. This Agreement shall become effective upon its execution and remain in full force and effect continually thereafter. This Agreement may be terminated for any reason by any party upon at least 60 days written notice to the other party and will terminate automatically upon its attempted assignment without the written consent of the Trust.

19. Assignment. This Agreement and the rights and obligations hereunder may not be assigned or transferred in whole or in part by either party without the written consent of the other party.

20. New Funds and Classes of Shares. This Agreement covers all Funds and Classes of Shares offered by the Trust and the Trust shall have the right, upon reasonable notice to Administrator, to add, consolidate or remove Funds and Classes of Shares from those subject to this agreement.

21. Amendment. This Agreement may be amended or modified by written agreement executed by both parties.

22. Governing Law. The laws of the State of Ohio shall govern this Agreement without giving effect to the principles of conflicts of laws.

23. Severability. If any provision of this agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this agreement shall not be affected thereby.

24. Waiver. Neither a party’s failure to insist at any time on strict compliance with this Agreement, nor the continued course of such conduct on its part, will constitute or be considered a waiver by the party of any of its rights or privileges.

25. Entire Agreement. This Agreement constitutes the entire and complete agreement between the parties hereto with respect to the obligations arising hereunder and terminates any prior agreements, representations, warranties or communications, whether oral or written between the parties relating to the subject matter hereof.

26. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

27. Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by Distributor.

Meeder Funds	Mutual Funds Services Co.

Robert S. Meeder, Jr.	Adam Ness
BY: (PRINTED)	BY: (PRINTED

President	Chief Financial Officer
TITLE	TITLE

/S/ Robert S. Meeder, Jr	/s/ Adam Ness
SIGNATURE	SIGNATURE
September 21, 2017	September 21, 2017
DATE	DATE

SCHEDULE A
SERVICES PROVIDED

FUND ADMINISTRATION SERVICES

•	Prepare materials for quarterly Board meetings as may be necessary to comply with federal securities laws
•	Respond to routine regulatory examination requests
•	Prepare, revise and distribute approved Trust policies and procedures
•	Review, update and file registration statement, prospectus and statement of additional information
•	Prepare annual and semi-annual reports to shareholders
•	Provide legal review for routine SEC filings
•	Coordinate preparation and filing of regulatory documents
•	Attend Board meetings and prepare minutes and resolutions
•	Supervise custodian
•	Assist with placement of insurance and fidelity bond
•	Maintain and coordinate Blue Sky Registration for the Funds
•	Maintaining current books and records of the Funds
•	Maintain a website for the Funds with pricing and total return data
•	Manage invoice approval and payments of expenses for the Funds
•	Administer contracts on behalf of the Trust with the investment adviser, distributor, custodian and transfer agent
•	Enter into and manage intermediary relationships on behalf of the Funds

FUND ACCOUNTING SERVICES

•	Preparation of books and records for the business of the Funds pursuant to Rules 31(a)(1) and 31(a)-2 of the 1940 Act
•	Process and settle all securities trades for the Funds
•	Calculation of daily Net Asset Values for each Fund and Fund class
•	Verify and reconcile with the Funds’ custodian all daily trade activity
•	Compute net income, capital gains, dividends and yields
•	Determine unrealized appreciation and depreciation on securities held by the funds
•	Accrue expenses to each fund
•	Prepare monthly statements of assets, operations, transaction journals, and fund holdings reports
•	Accounting for dividends and interest received and distributions made by the Trust
•	Coordinate with the Trust’s independent auditors
•	Prepare and file regulatory forms and reports for the Funds
•	Compute total return, expense ratios and turnover rates
•	Undertake periodic post-trade portfolio compliance testing
Schedule A

SCHEDULE B
FEES AND EXPENSES

ADMINISTRATION FEES

For administrative services provided under this Agreement, Administrator shall be paid a fee, billed monthly, based on the average daily net assets of each Fund as follows:

First $50 million	10 basis points (0.10%)
Over $50 million	8 basis points (0.08%)

ACCOUNTING SERVICES

For accounting services provided under this agreement, Administrator shall be paid a fee, billed monthly, based on the average annual net assets of each Fund as follows:

First $10 million	15 basis points (0.15%)
Next $20 million	10 basis points (0.10%)
Next $50 million	2 basis points (0.02%)
Over $80 million	1 basis point (0.01%)

The accounting services fees shall be subject to the following minimum annual fees for each Fund as follows:

Money Market Funds:	$30,000
All other Funds:	$7,500

EXPENSES

All eligible out-of-pocket expenses under the Agreement shall be separately charged.

Schedule B